Filed Pursuant to Rule 433

Registration No. 333-172394

April 11, 2012

PRICING TERM SHEET

4.45% Senior Notes due April 15, 2042

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s / S&P):*	A3/BBB

Principal Amount:	$400,000,000

Trade Date:	April 11, 2012

Settlement Date:	April 16, 2012 (T+3)

Maturity Date:	April 15, 2042

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2012

Coupon:	4.45%

Price to Public:	99.491%

Benchmark Treasury:	3.125% due November 15, 2041

Benchmark Treasury Yield:	3.181%

Spread to Benchmark Treasury:	+130 basis points

Yield to Maturity:	4.481%

Optional Redemption:

At any time prior to October 15, 2041, Pacific Gas and Electric Company may, at its option, redeem the 4.45% Senior Notes in whole or in part at a redemption price equal to the greater of:

•  100% of the principal amount of the 4.45% Senior Notes to be redeemed; or

•   as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.45% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after October 15, 2041, Pacific Gas and Electric Company may redeem the 4.45% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.45% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	694308GZ4 / US694308GZ44

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Loop Capital Markets LLC

Co-Managers:	BNY Mellon Capital Markets, LLC RBC Capital Markets, LLC MFR Securities, Inc. Mischler Financial Group, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Goldman, Sachs & Co. toll free at 1-866-471-2526, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Wells Fargo Securities, LLC toll free at 1-800-326-5897 and (iv) Loop Capital Markets LLC toll free at 1- 888-294-8898.

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